Code of Ethics

for

Hennessy Funds Trust
and
Hennessy Advisors, Inc.

December 2014

i

I.     GENERAL

A.            Introduction

Hennessy Funds Trust (“HFT”) and Hennessy Advisors, Inc. (the “Adviser”) have adopted this Code of Ethics (this “Code”).  This Code is designed to comply with Rule 17j‑1 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Rule 204A‑1 of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”).  It is based on the principle that we owe a fiduciary duty of undivided loyalty to our shareholders.  Accordingly, we must avoid transactions, activities and relationships that conflict or appear to conflict with making decisions in the best interests of our shareholders.  HFT and the Adviser expect all of their directors, trustees, officers and employees to maintain high ethical standards of conduct and to comply with applicable laws and governmental regulations.

B.            Definitions

The following definitions apply for purposes of this Code.

1.	“Access Person” means any director, trustee, officer or employee of HFT or the Adviser, but excluding any director of the Adviser who meets independence requirements under applicable law.
2.	“Adviser” has the meaning set forth in Section I.A.
3.
A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell such Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

4.
“beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, in determining whether a person has a pecuniary interest in a security for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

5.	“CCO” means Chief Compliance Officer per Rule 38a-1 of the Investment Company Act and Rule 206(4)-7 of the Investment Advisers Act.
6.	“control” has the meaning set forth in Section 2(a)(9) of the Investment Company Act.
7.	“Covered Security” means a security as defined in Section 2(a)(36) of the Investment Company Act, except that it does not include:
a.	direct obligations of the Government of the United States;

b.	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
c.	shares issued by open-end registered investment companies other than HFT; and
d.	shares issued by HFT that are held within an Access Person’s 401(k) account.
8.
“Disinterested Trustee” means a trustee of HFT who is not an “interested person” of HFT within the meaning of Section 2(a)(19) of the Investment Company Act and the rules and regulations promulgated thereunder.

9.	“Fund” means, individually, any series of HFT and collectively all such series shall be referred to as the “Funds”.
10.	“HFT” has the meaning set forth in Section I.A.
11.
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended.

12.	“Investment Advisers Act” has the meaning set forth in Section I.A.
13.	“Investment Company Act” has the meaning set forth in Section I.A.
14.
“Investment Personnel” means (1) any employee of HFT or the Adviser or of any company in a control relationship to HFT or the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund and (2) any natural person who controls HFT or the Adviser and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by such Fund.

15.	“Laws” means the laws, rules and regulations of federal, state and local governments (both United States and foreign) and other applicable regulatory agencies.
16.	“personal securities transaction” has the meaning set forth in Section III.A.
17.	“SEC” means the Securities and Exchange Commission.

II.     STANDARDS OF BUSINESS CONDUCT

A.            General Standards.

HFT and the Adviser hold their directors, trustees, officers, and employees accountable for adhering to and advocating the following standards to the best of their knowledge and ability.

1.	always act in an honest and ethical manner, including in connection with, and the handling and avoidance of, actual or apparent conflicts of interest between personal and professional relationships;
2.	fully comply with all applicable Laws;
3.
proactively promote full, fair, accurate, timely and understandable disclosure in reports and documents that HFT and the Adviser file with or submit to the SEC and in other public communications made by HFT or the Adviser; and

4.	proactively promote ethical and honest behavior with HFT and the Adviser, including, without limitation, by promptly reporting violations of, and being accountable for adherence to, this Code.
B.            Specific Duties and Responsibilities

In adhering to and advocating the general standards set forth above, the directors, trustees, officers and employees of HFT and the Adviser shall fulfill the following duties and responsibilities to the best of their knowledge and ability.

1.
They shall handle all conflicts of interest between personal and professional relationships in an ethical and honest manner, and shall disclose in advance to the CCO of HFT or the Adviser, as applicable, the relevant details of any transaction or relationship that reasonably could be expected to give rise to an actual or apparent conflict of interest between themselves and HFT or the Adviser.  Such CCO shall, as appropriate, discuss such disclosures with the Board of Trustees of HFT or the Board of Directors of the Adviser, as applicable, which Board shall thereafter take such action with respect to the conflict of interest as it deems appropriate.  The general policy of HFT and the Adviser is to avoid conflicts of interest whenever practicable.

2.
They shall use their best efforts to ensure the timely and understandable disclosure of information that, in all material respects, is accurate, complete, objective and relevant in all reports and documents HFT or the Adviser file with or submit to the SEC or in any other public communications made by HFT or the Adviser.

3.	They shall use their best efforts to ensure compliance in all material respects with all applicable Laws by HFT and the Adviser.

4.
They shall respect the confidentiality of information acquired in the course of their work and shall not disclose confidential information, except when they believe they are authorized for business purposes or legally obliged to disclose confidential information. They may not use confidential information acquired in the course of their work for their personal advantage.

5.	They shall not take or direct or allow any other person to take or direct any action to fraudulently influence, coerce, manipulate or mislead the independent auditing firm of HFT or the Adviser.
6.
They may not engage the auditing firms of HFT or the Adviser to perform audit or non-audit services without the prior approval of the Board of Directors of HFT or the Board of Directors or Audit Committee of the Adviser.

7.
The independent directors of the Adviser shall not have access to, and shall not seek from any employee of the Adviser, any of the portfolio rebalancing information related to any of the Funds until such time as the rebalancing of such Funds has been entirely concluded except that certain limited access to such information may be granted with permission, in advance, from the CCO of HFT.

8.
If they are Investment Personnel, they shall not, without the prior approval of the CCO of HFT or the Adviser, as applicable, receive any gift or participate in any entertainment event of more than de minimis value from or with any person or entity that does or is seeking to do business with or on behalf of a Fund or the Adviser.  The annual receipt of gifts from the same source valued at $100 or less shall be considered de minimis, while the annual receipt of entertainment from the same source valued at $1,000 or less shall be considered de minimis.  Additionally, the receipt of an occasional dinner, a ticket to a sporting event or the theater or comparable entertainment event also shall be considered to be of de minimis value.

9.
If they are Investment Personnel, except for service that began prior to March 2, 1996, they shall not serve on the board of directors of publicly traded companies absent prior authorization of the Board of Trustees of HFT.  The Board of Trustees of HFT may so authorize such board service only if it determines that such board service is consistent with the interests of the Funds and their shareholders.

10.	They shall promptly report any suspected violations of this Code to the CCOs of HFT and the Adviser in accordance with Section II.C below.

C.            Reporting Violations

Each director, trustee, officer or employee of HFT or the Adviser must promptly report any of the following matters to the CCOs of HFT and the Adviser:

•	a violation or potential violation of a Law by HFT or the Adviser;
•	a belief that such director, trustee, officer or employee is being asked to violate this Code or any Law in the performance of his or her duties for HFT or the Adviser; or
•	any other violation or potential violation of this Code by any person.
If desired, such matters may, in addition to being reported to the CCOs of HFT and the Adviser, also be reported to the Chairman of the Audit Committee of the Board of Directors of the Adviser.  Appropriate steps will be taken to maintain the confidentiality of the reporting person’s identity to the extent consistent with the obligations of HFT and the Adviser to investigate and remedy the matter and, if appropriate, report the matter to government officials.  Persons may report violations of the Code on an anonymous basis.  No retribution will be taken against a person who makes a report in good faith of a violation or potential violation of this Code.

III.      PERSONAL SECURITIES INVESTMENT TRANSACTIONS POLICY

Rule 17j‑1 under the Investment Company Act and Rule 240A‑1 under the Advisers Act require the reporting of all personal securities transactions (with certain limited exceptions) and pre‑clearance of certain personal securities investment transactions by persons who are involved in the investment activities of HFT or the Adviser or who have access to non‑public information regarding purchases or sales of securities or the portfolio holdings of any of the Funds.  This policy implements the requirements of those rules and also sets forth additional procedures that are intended to avoid any actual or apparent conflicts of interest that may arise from personal securities investment transactions.

A.            General

Subject to the limited exclusions set forth in Section III.C below, all Access Persons are required to report holdings and transactions in Covered Securities with respect to which they have discretionary authority or beneficial ownership.  In addition, subject to the limited exclusions set forth in Section III.C below, no Access Person (or certain of his or her family members as described in Section III.B below) shall buy or sell any Covered Security for any account over which such Access Person has discretionary authority or for an account in which such Access Person has, or as a result of the transaction acquires, any direct or indirect beneficial ownership (referred to herein as a “personal securities transaction”) unless:

•	such Access Person has obtained pre‑clearance of such transaction in accordance with the procedures described in Section III.D.7 below; and
•	the transaction is reported in writing to the CCOs of HFT and the Adviser on a quarterly basis in accordance with the requirements of Section III.E.3 below.
Except as otherwise specifically provided therein, (1) Disinterested Trustees are not subject to the restrictions and limitations or reporting requirements set forth in Sections III.D and III.E and (2) non‑executive directors of the Advisor who do not have access to nonpublic information regarding securities recommendations, securities transactions or portfolio holdings for the Funds and are not involved in making securities recommendations to clients are not subject to the restrictions and limitations set forth in Section III.D.

B.            Accounts Covered

The term “beneficial ownership” is defined by the rules of the SEC.  Generally, a person is deemed to have beneficial ownership of securities held in the name of:

•	such person;
•	such person’s spouse or minor child;
•	a relative (including in‑laws, stepchildren or stepparents) sharing the same house; or
•	anyone else if such person is able to:
o	obtain benefits substantially equivalent to ownership of the securities; or
o	obtain ownership of the securities immediately or at some future time.
C.            Exempt Securities and Transactions

1.	Exemptions from Pre‑Clearance and Reporting Requirements
The pre‑clearance and reporting requirements set forth in this Section III do not apply to:

a.	purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control; and
b.	purchases or sales that are non-volitional on the part of the Access Person.

2.	Exemptions from Pre‑Clearance Requirements Only
The pre‑clearance requirements set forth in this Section III do not apply to:

a.	purchases that are part of an automatic dividend reinvestment plan;
b.
purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

c.	purchases or sales of common stock of issuers in the Dow Jones Industrial Average provided that the number of shares purchased or sold of any one such issuer on any day does not exceed 5,000 shares.
D.            Restrictions and Limitations on Personal Securities Transactions

The provisions of this Section III.D apply to all Access Persons, except they do not apply to Disinterested Trustees other than as specifically set forth in Section III.D.3 below and they do not apply to non‑executive directors of the Advisor who do not have access to nonpublic information regarding securities recommendations, securities transactions or portfolio holdings for the Funds and are not involved in making securities recommendations to clients.

Any personal securities transaction by an Access Person in violation of this Code may be required to be reversed and any resulting profits may be subject to disgorgement.

1.	Participation in Initial Public Offerings
No Access Person may acquire any Covered Security in an Initial Public Offering without the prior approval of the CCOs of HFT and the Adviser.

2.	Participation in Private Placements
No Access Person may participate in a private placement of any kind (including, but not limited to, investments in limited partnership, limited liability companies, hedge funds, private equity funds, PIPEs, real estate, oil and gas partnerships and venture capital investments) without the prior approval of the CCOs of HFT and the Adviser.

3.	Trading in a Security on a Day When There is a “Buy” or “Sell” Order or Serious Consideration Thereof
No Access Person may purchase or sell, directly or indirectly, any Covered Security on any day during which (a) the Adviser has placed a “buy” or “sell” order in the same security for a Fund or (b) to the actual knowledge of such Access Person at the time of such purchase or sale, the same security is being considered for purchase or sale by a Fund.

Disinterested Trustees are subject to this prohibition if they know or should have known at the time of such purchase or sale that the Adviser has such a pending “buy” or “sell” order in the same security for the Fund.

4.	Blackout Period
No Access Person who is Investment Personnel may purchase or sell, directly or indirectly, a Covered Security within five days after the Adviser has purchased or sold the same security for a Fund or, if such purchase or sale is reasonably anticipated, for five days before the Adviser has purchased or sold the same security for a Fund.

5.	Short‑Swing Profits; Day Trading
No Access Person who is Investment Personnel may (a) engage in frequent trading of securities (e.g., day trading) or (b) profit from the purchase and sale or sale and purchase of the same or equivalent Covered Security within 30 days.  Nothing in this Section III.D.5 shall be deemed to prohibit avoidance of loss through trading within a period shorter than 30 days.

6.	Restricted List
HFT and the Adviser may from time to time establish a Restricted List that includes the names of companies for which HFT or the Adviser may have, or are in a position to receive, material non‑public information.  Access Persons are not allowed to trade or investment in the securities of any company on the Restricted List.

7.	Pre‑Clearance Requirements
Access Persons must obtain pre‑clearance of all personal securities transactions in Covered Securities that are not exempted by Section III.C by following the procedures described in Appendix A.  It is the goal of HFT and the Adviser to respond to all pre‑clearance requests within 24 hours.  Access Persons will receive notification regarding whether their pre‑clearance request is approved or denied, but the specific reason for the decision is not required to be provided.  If a pre‑clearance request for a personal securities transaction submitted by an Access Person is denied, such Access Person is prohibited from executing such personal securities transaction.  If the personal securities transaction is not completed on the date of pre‑clearance, a new pre‑clearance must be obtained prior to executing any remaining portion of such personal securities transaction.  If an Access Person believes he or she may not be able to complete a personal securities transaction in a single trading day because of limited liquidity in the applicable security, he or she may request that the pre‑clearance approval extend for up to five days.  Such requests will be considered on a case‑by‑case basis based on the facts and circumstances known at the time.  Approval of a pre‑clearance request for a personal securities transaction that has not yet been executed may be revoked at any time if new information makes revocation advisable.

Post‑approval of personal securities transactions is not permitted under any circumstances.

E.            Reporting Procedures

The provisions of this Section III.E apply to all Access Persons, except they do not apply to Disinterested Trustees other than as specifically set forth in Section III.E.1 below.  If desired, an Access Person may include a statement on any report filed pursuant to Sections III.E.2‑III.E.4 below that the report shall not be construed as an admission by such Access Person that he or she has any beneficial ownership in the security to which the report relates.

1.	Limited Reporting Obligations for Disinterested Trustees
Disinterested Trustees do not need to file an initial holdings report or annual holdings report pursuant to Sections III.E.2 or III.E.4 below.  Additionally, Disinterested Trustees do not need to file a quarterly transaction report pursuant to Section III.E.3 below except to report a personal securities transaction in a Covered Security if such Disinterested Trustee, at the time of making such personal securities transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of HFT, should have known that, during the 15-day period immediately before or after the date of such personal securities transaction, such Covered Security was purchased or sold by a Fund or was being considered by a Fund or the Adviser for purchase or sale by a Fund.

2.	Initial Holdings Report
Each Access Person shall, no later than ten days after such person becomes an Access Person, file an initial holdings report with the CCOs of HFT and the Adviser containing the following information (which information must be current as of a date no more than 45 days prior to the date such person becomes an Access Person):

a.
the title and type of security, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which such Access Person had any direct or indirect beneficial ownership at the time the person became an Access Person;

b.
the name of any broker, dealer or bank with whom such Access Person maintained an account in which any securities (regardless of whether such securities were Covered Securities) were held for the direct or indirect benefit of such Access Person; and

c.	the date the report is submitted by such Access Person.

3.	Quarterly Transaction Report
Each Access Person shall, no later than 30 days after the end of each calendar quarter, file a quarterly transaction report with the CCOs of HFT and the Adviser containing the following information:

a.
with respect to any personal securities transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership (except that personal securities transactions pursuant to an automatic dividend reinvestment plan do not need to be reported in a quarterly transaction report):

i.
the date of the personal securities transaction, the title, exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and the principal amount of each security involved;

ii.	the nature of the personal securities transaction (i.e., purchase, sale or any other type of acquisition or disposition);
iii.	the price of the Covered Security at which the personal securities transaction was effected;
iv.	the name of the broker, dealer or bank with or through whom the personal securities transaction was effected; and
v.	the date that the report is submitted by such Access Person.
b.
with respect to any account established by such Access Person during the quarter in which any securities (regardless of whether such securities were Covered Securities) were held for the direct or indirect benefit of such Access Person:

i.	the name of the broker, dealer or bank with whom such Access Person established the account;
ii.	the date the account was established; and
iii.	the date the report is submitted by such Access Person.
In lieu of filing a quarterly transaction report, an Access Person may provide duplicate copies of all account statements for all securities accounts with respect to such Access Person to the CCO of HFT within the time period set forth in this Section III.E.3, provided that all of the information required by this Section III.E.3 is contained in such account statements or in the records of the Funds.  All Access Persons shall either (A) hold all of their investments in an RIA master account of the Adviser or (B) direct their brokers to supply to the CCO of HFT (who will provide copies to the CCO of the Adviser), on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of all account statements for all securities accounts.

4.	Annual Holdings Report
Each Access Person shall, no later than January 30 of each year, file an annual holdings report with the CCOs of HFT and the Adviser containing the following information as of the preceding December 31:

a.
the title and type of security, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which such Access Person had any direct or indirect beneficial ownership;

b.
the name of any broker, dealer or bank with whom such Access Person maintains an account in which any securities (regardless of whether such securities were Covered Securities) are held for the direct or indirect benefit of such Access Person; and

c.	the date the report is submitted by such Access Person.
5.	Review of Periodic Reports; Identification of Access Person
The CCOs of HFT and the Adviser or their designees shall review all reports filed by Access Persons pursuant to this Section III.  The CCOs of HFT and the Adviser shall identify all Access Persons who are required to file reports pursuant to Section III.E and must inform such Access Persons of their reporting obligations.

IV.      INSIDER TRADING POLICY

HFT and the Adviser prohibit their directors, trustees, officers and employees from trading, either personally or on behalf of the Funds, on material non‑public information or communicating material non‑public information to others in violation of the law.  In addition, communication of inside information (“tipping”) to a third party, where improper trading can be anticipated, is also strictly prohibited.  This conduct is frequently referred to as “insider trading.”

In addition to applying to the directors, trustees, officers and employees of HFT and the Adviser, this policy also applies to their respective spouses, children, relatives sharing a home with them and certain trusts, partnerships and corporations affiliated with them.

Insider trading laws are continuously changing.  In the event an individual has any hesitation about whether or not something may be considered insider trading, such individual should immediately discuss the matter with the Chief Compliance Officer of HFT or the Adviser.  Seeking guidance if there is even the slightest hesitation is likely to prevent disciplinary action or complex legal problems.

A.            What is Material Information?

“Material information” generally means information that a reasonable investor would consider important in deciding whether to buy, sell or hold a security, or information that is reasonably certain to have a substantial effect on the price of a company’s securities once such information becomes publicly available.  Both positive and negative information may be material.  Information that may be considered material includes, but is not limited to:

•	earnings estimates or changes in previously released earnings estimates;
•	pending changes in corporate policy (such as dividend changes or stock splits);
•	significant new products, services or processes;
•	pending large commercial or government contracts;
•	the gain or loss of a substantial customer;
•	pending litigation or changes in the status of litigation;
•	a significant refinancing transaction;
•	news of a pending acquisition or sale of assets or a proposed merger or tender offer;
•	government investigations; or
•	changes in management.
Material information may also relate to the market for a company’s securities.  Information about a significant order to purchase or sell securities may, in some instances, be material.

No simple test exists to determine whether information is material.  Assessments of materiality involve a highly fact‑specific analysis.  Since the question of whether inside information is “material” is determined in litigation with the benefit of 20-20 hindsight, individuals should consult the CCO of HFT or the Adviser if they are in receipt of any non‑public information, regardless of whether or not they believe it is material.

B.            What is Non‑Public Information?

Information is non‑public until it has been disclosed in a manner sufficient to ensure availability to the investing public and sufficient time has passed since its dissemination for investors to have absorbed the information (which is generally measured in days and not minutes).  For example, information in a report filed with the SEC or appearing in the Wall Street Journal or other publication of general circulation would be considered public after a sufficient amount of time has passed since its publication.

C.            What are the Penalties for Insider Trading?

The federal securities laws impose potentially severe penalties on persons who trade securities while in possession of material non‑public information or who improperly disclose material non‑public information to others.  Individuals who trade on (or tip) inside information may face one or more of the following consequences:

•	termination of such individual’s employment or other relationship with HFT and the Adviser;
•	criminal sanctions, which may include a fine of up to $5 million and up to 20 years imprisonment;
•	disgorgement of the profits gained or losses avoided through insider trading and a penalty of up to three times such amount;
•	an SEC order permanently barring such individual from the securities industry; and
•	a lawsuit by investors seeking to recover damages for insider trading violations.
Similar penalties may be imposed against so called “controlling persons” who fail to take appropriate steps to prevent or detect insider trading violations (including tipping violations) by their employees or subordinates.

HFT and the Adviser may also be subject to penalties in the event a director, trustee, officer or employee is found liable for insider trading, including:

•	civil penalties of up to the greater of $1 million or three times the amount of profits gained or losses avoided by such individual;
•	criminal fines of up to $25 million; and
•	restrictions on their ability to conduct their business activities.
D.            Compliance Procedures

The following procedures have been established to help directors, trustees, officers and employees of HFT and the Adviser avoid insider trading and to help HFT and the Adviser prevent, detect and impose sanctions against individuals who engage in insider trading.

1.	Identifying Inside Information
Before executing any personal trade or trade for the Funds, a director, trustee, officer or employee of HFT or the Adviser must determine whether they have access to material, non‑public information.  The following questions are relevant to such a determination:

a.
Is the information material?  Would an investor consider this information important in making his or her investment decision?  If disclosed, would this information substantially affect the market price of the securities?

b.
Is the information non‑public?  Has the information been effectively communicated to the marketplace by appearing in publications of general circulation?  Is the information readily available to a significant number of other investors in the market?  How much time has passed since the information was disseminated?

If, after consideration of the foregoing matters, an individual believes information is material and non‑public or is not sure about whether such information is material and non‑public, he or she should take the following steps:

a.	immediately report the information to the CCO of HFT or the Adviser;

b.	refrain from purchasing or selling any securities to which the information is relevant; and

c.	refrain from communicating the information to anyone inside or outside of HFT and the Adviser other than the CCOs of HFT and the Adviser and other persons who “need to know” such information in order to perform their job responsibilities.

2.	Restricting Access to Material Non‑Public Information
a.	Communications
Access to material non‑public information must be limited to only those individuals who have a “need to know.”

b.	Information Handling
Directors, trustees, officers and employees of HFT and the Adviser should take all appropriate actions to safeguard any material non‑public information in their possession.  Such information should be kept secure.  For example, documents or papers containing material non‑public information should not be left on desks or otherwise where it may be seen by other people, and access to files (whether hard copy or electronic) containing material non‑public information should be restricted.

In addition, material non‑public information should not be discussed in public or quasi‑public places where conversations may be overheard by others.

E.            Securities Issued By the Adviser

1.	General
Insider trading laws apply to the securities of the Adviser the same as they apply to the securities of any issuer.  However, because there is a higher likelihood of access to material non‑public information regarding the Adviser than regarding other companies, additional procedures are warranted.

In addition to the procedures set forth in Section IV.D, the following additional procedures are designed to help ensure that all material non‑public information regarding the Adviser remains confidential:

•
“tips” about material non‑public information regarding the Adviser should never be given to anyone who may, directly or indirectly, use such information to derive an improper personal benefit through personal trading in the Adviser’s stock or by passing the tip on to others; and

•
all inquiries regarding the Adviser from the press or other news media must be referred to the President or an Executive Vice President of the Adviser (who may authorize any employee to speak to the press or other news media outlet about the Adviser on a case‑by‑case basis).

If an individual becomes aware of a leak of inside information regarding the Adviser, he or she should immediately report the leak to the CCO of the Adviser.  The Adviser is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material non‑public information.

2.	Quiet Period
Directors, trustees, officers and employees of HFT and the Adviser may not purchase or sell any securities of the Adviser during the period beginning on the first day of each quarter and ending on the third business day after public announcement of quarterly or (in the case of the fourth fiscal quarter) annual results for the prior period or during any other period declared to be a quiet period by the CCO of the Adviser.  All personal securities transactions in securities of the Adviser must be pre‑cleared in accordance with Section III.D.7 regardless of whether such purchase or sale is outside of a quiet period.  Notwithstanding the foregoing, a participant in any equity incentive plan of the Adviser as may be in effect from time to time may elect, either during or outside of a quiet period, to have the Adviser withhold shares of the Adviser’s common stock otherwise deliverable or vesting under an award to satisfy any Federal, state, or local tax obligations, and the Adviser may withhold such shares, in accordance with the terms and conditions of such equity incentive plan; provided that the CCO of the Adviser may in his or her discretion suspend the right to make any such election.  The submission of such an election by a participant shall serve as a pre‑clearance request under Section III.D.7.

3.	Reporting of Stock Transactions to SEC
The Personal Securities Investment Transactions Policy set forth in Section III is designed to implement the requirements of Rule 17j‑1 under the Investment Company Act and Rule 240A‑1 under the Advisers Act, as well as to assist directors and executive officers in complying with the filing and short‑swing insider trading liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended.  As a general rule, transactions in securities of the Adviser (including the receipt or exercise of stock options) by directors, executive officers, 10% or more shareholders and their related persons are required to be reported to the SEC on Form 4 within two business days of the transaction.  Because the Form 4 must be filed with the SEC within the two‑business day deadline, it is critical for the Adviser to be aware of transactions in its securities by insiders ahead of time so that it may assist with making the required filings.  Most changes of ownership must be reported even if there has been no net change in holdings.  Additionally, although certain transactions such as gifts may be reported on a deferred basis on Form 5, the Adviser strongly recommends that all transactions in securities of the Adviser be reported on Form 4 within two‑business days.  The Adviser must disclose any late filings in its annual meeting proxy statement.  Furthermore, the SEC has authority to impose civil fines and cease and desist orders for late filings.

The Form 4 and 5 reporting requirements are designed, among other things, to assist with enforcing the short‑swing insider trading liability provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended.  The Personal Securities Investment Transactions Policy set forth in Section III is also designed to help reporting persons avoid short-swing insider trading liability.  Section 16(b) of the Securities Exchange Act of 1934, as amended, provides that any “profit” on a purchase and sale of securities of an issuer by a director, executive officer or a 10% or more shareholder of such issuer within any six-month period must be paid to the issuer unless certain exemptions apply.  “Profit” will be computed by matching any sale of Company stock taking place at a higher price than a purchase taking place within six months before or after the sale, regardless of the seller’s tax basis in specifically identified shares sold.  Intent to take unfair advantage of inside information is not required for liability under Section 16(b).

4.	No Short Sales
Section 16(c) of the Securities Exchange Act of 1934, as amended, prohibits directors, executive officers and 10% or more shareholders from making “short sales” of the securities of the Adviser.  A short sale occurs when an investor sells borrowed securities (in anticipation of a price decline) and is required to return an equal number of shares at some pre‑defined point in the future.

V.  COMPLIANCE

A.            Approval of the Code of Ethics

1.	The Board of Trustees of HFT, including a majority of the Disinterested Trustees, and the Board of Directors of the Adviser shall approve this Code and any material changes thereto. Prior to approving this Code and any material changes thereto, the Board of Trustees of HFT, including a majority of the Disinterested Trustees, must determine that this Code contains provisions reasonably necessary to prevent Access Persons from violating Rule 17j-1(b) under the Investment Company Act.

2.	No less frequently than annually, the CCOs of HFT and the Adviser shall furnish a report to the Boards of Directors of HFT and the Adviser that includes the following:
a.
a description of all issues arising under the Code since the last report to such Boards of Directors, including, but not limited to, information about material violations of this Code and sanctions imposed in response to such material violations;

b.	a list of Access Persons under this Code; and
c.	a certification that HFT and the Adviser have adopted such procedures as are reasonably necessary to prevent Access Persons from violating this Code.
3.	This Code may not be waived or amended except by the approval of the Board of Trustees of HFT and the Board of Directors or Audit Committee of the Adviser.
B.            Annual Certification

Each year, the CCOs of HFT and the Adviser shall provide all directors, trustees, officers and employees with a copy of this Code.  Promptly following receipt thereof, each such person shall certify to HFT and to the Adviser that (1) they have read and understand this Code and recognize that they are subject thereto, (2) they have complied with the requirements of this Code and (3) they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

C.            Prohibition on Self‑Clearance

No director, trustee, officer or employee may pre-clear his or her own trades, review his or her own required trading reports or otherwise serve as the final point of review of his or her own actions under this Code.  To the extent this Code requires action by a CCO and the CCO also engages in personal securities transactions, such CCO’s responsibilities under this Code with respect to such CCO’s personal securities transactions shall be carried out by another CCO or an appropriate designee.

D.            Other Obligations

Compliance with this Code does not relieve directors, trustees, officers or employees of their obligations under any other code of ethics.

E.            Maintenance of Records

This Code and the approvals and reports required by Section V.A shall be maintained by the Funds’ administrator and the CCOs of HFT and the Adviser.  The reports required by Section III.E shall be maintained by the CCO of HFT.

F.            Interpretation and Enforcement

1.
This is a combined Code of Ethics for HFT and the Adviser.  The Board of Directors of the Adviser (or a committee thereof) is responsible for overseeing the interpretation and enforcement of this Code in all matters related to the Adviser.  The Board of Trustees of HFT is responsible for overseeing the interpretation and enforcement of this Code in all matters related to HFT.  When either governing body considers any matter related to this Code, it shall act in executive session.

2.
Each director, trustee, officer and employee will be held accountable for his or her adherence to this Code by the Board of Trustees of HFT or the Board of Directors of the Adviser, as applicable.  Directors, trustees, officers and employees who fail to adhere to this Code will be subject to appropriate disciplinary action, ranging from warnings to possible termination or removal.

APPENDIX A

PRE‑CLEARANCE PROCEDURES

To seek pre‑clearance of a personal securities transaction in a Covered Security that is required to be pre‑cleared pursuant to Section III.D.7 of the Code of Ethics, send an email to preclearance@hennessyfunds.com setting forth the following information, except that (a) if you are seeking pre‑clearance of a personal securities transaction in a Fund, you only need to complete items 1‑8 and (b) if you are seeking pre‑clearance of a personal securities transaction in the Adviser, you only need to complete items 1‑9:

1.	Date of Request: __________________________________________________________________________________________________________
2.	Name of Issuer: ___________________________________________________________________________________________________________
3.	Ticker symbol/CUSIP: ______________________________________________________________________________________________________
4.	Nature of the transaction (purchase or sale): _____________________________________________________________________________________
5.	Number of securities proposed to be purchased or sold: ____________________________________________________________________________
6.	Broker, dealer, or bank through which the transaction is to be executed: _________________________________________________________________
7.	Account number (if you hold more than one account at the above entity): _______________________________________________________________
8.	Have you purchased or sold this security within the past 30 days? ____ Yes ____ No
If yes, please indicate whether such transactions were buy or sell transactions: ___________________________________________________________

9.	Are you aware of any material non-public information (insider information) regarding the security or the issuer? ____ Yes ____ No
10.	Are you or is a member of your immediate family an officer or director of the issuer of the securities or an affiliate of the issuer? ____ Yes ____ No
If yes, please describe:  _____________________________________________________________________________________________________

11.
Describe the nature of any direct or indirect professional or business relationship that you may have with the issuer of the securities (if none, please indicate “None”): ________________________________________________________________________________________________________________

_______________________________________________________________________________________________________________________

12.	Does this transaction involve a private placement? ____ Yes ____ No
13.	Is the security being purchased part of an initial public offering? ____ Yes ____ No

Appendix A-1